U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON D.C.  20549


                                 FORM 12b-25

                         SEC FILE NUMBER:     0-22935

                          CUSIP NUMBER:     705906105

                         NOTIFICATION OF LATE FILING

                          [   ]   FORM 10-K
                          [   ]   FORM 10-KSB
                          [   ]   FORM 11-K
                          [   ]   FORM 20-F
                          [ X ]   FORM 10-Q
                          [   ]   FORM 10-QSB
                          [   ]   FORM N-SAR

            For the Period Ended: Quarter Ended September 30, 2001

 Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


 ============================================================================
 Part I - Registrant Information
 ============================================================================

 Pegasus Solutions, Inc.
 (Full Name of Registrant)

 3811 Turtle Creek Boulevard, Suite 1100
 (Address of Principal Executive Office)

 Dallas, Texas 75219
 (City, State and Zip Code)
 ============================================================================
 Part II - Rules 12b-25 (b) and (c)
 ============================================================================

 If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

 [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [x] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

 ============================================================================
 Part III - Narrative
 ============================================================================

 State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

 The Registrant is currently finalizing how a subsequent event, which occurred on November 9, will impact the disclosures in our Report on Form 10-Q for the quarterly period ended September 30, 2001.

 ============================================================================
 PART IV - OTHER INFORMATION
 ============================================================================

 (1) Name and telephone number of person to contact in regard to this notification

      Susan K. Cole
      (214) 528-5656

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

      [ x ]  yes
      [   ]  no


  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      [   ] yes
      [ x ] no

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


 PEGASUS SOLUTIONS, INC.
 (Name of Registrant as specified in charter)

 has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


 November 15, 2001             /s/ SUSAN K. COLE
                               -----------------
                               Susan K. Cole
                               Chief Financial Officer